eHealth, Inc. Announces Second Quarter 2021 Results

SANTA CLARA, California — July 29, 2021 — eHealth, Inc. (Nasdaq: EHTH), a leading private online health insurance marketplace, today announced its financial results for the second quarter ended June 30, 2021.

$96.6M	+9%	YoY	$(13.0)M	$(18.4)M
REVENUE	REVENUE GROWTH		ADJUSTED EBITDA(1)(2)	GAAP NET LOSS

+30%	YoY	+80%	YoY	+78%	YoY
MEDICARE ADVANTAGE APPROVED MEMBERS		MAJOR MEDICAL MEDICARE APPLICATIONS SUBMITTED FULLY ONLINE		INDIVIDUAL AND FAMILY PLAN APPROVED MEMBERS

Second Quarter 2021 Overview
•Revenue for the second quarter of 2021 was $96.6 million, a 9% increase compared to $88.8 million for the second quarter of 2020.
•GAAP net loss for the second quarter of 2021 was $18.4 million compared to $3.4 million for the second quarter of 2020.
•Adjusted EBITDA(1)(2) was $(13.0) million for the second quarter of 2021 compared to $3.4 million for the second quarter of 2020 reflecting significant investment in scaling our internal Medicare agent force.
•Second quarter 2021 approved members for Medicare Advantage products was 78,569, a 30% increase compared to 60,477 for the second quarter of 2020.
•Online business continued to scale with 38% of major medical Medicare applications submitted online in the second quarter of 2021 compared to 30% in the second quarter of 2020.(3)
•Customer Center accounts topped 143,000 since its launch in October of 2020.

CEO Comments
Second quarter results were strong, with revenue, profitability and Medicare Advantage enrollments exceeding our expectations. During the quarter, we made significant progress toward expanding and enhancing our telesales organization, continued to scale our digital business and saw positive trends in our under-65 business.

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(1)See the Non-GAAP Financial Information section for definitions of our non-GAAP financial measures. We have revised the definition of Non-GAAP net income, non-GAAP net income per diluted share and Adjusted EBITDA in the second quarter of 2021 to exclude the impact from the convertible preferred stock issued on April 30, 2021.
(2)Effective with the first quarter of 2021, we modified our calculation of adjusted EBITDA to exclude the amortization of capitalized software development costs. The amortization of capitalized software development costs were $2.9 million and $1.7 million for the second quarter 2021 and 2020, respectively, and $5.7 million and $3.2 million for the six months ended June 30, 2021 and 2020, respectively. The modified calculation is intended to more closely align with how our peer companies calculate this non-GAAP financial measure. See Revised Adjusted EBITDA Reconciliation for additional information.
(3)Major Medicare plans include Medicare Advantage and Medicare Supplement plans. Online submission % represents a combination of unassisted and partially agent-assisted online applications.

Convertible Preferred Stock

On April 30, 2021, we issued and sold 2.25 million shares of Series A Preferred Stock, par value $0.001 per share, at an aggregate purchase price of $225.0 million to an investment vehicle of H.I.G. Capital in a private placement. This transaction resulted in net proceeds of $214.0 million.

During the second quarter of 2021, we accrued paid-in-kind dividends on the Series A Preferred Stock at 8% per annum equal to $3.1 million and recognized $1.4 million of accretion due to the redemption feature available to H.I.G. Capital at the sixth anniversary of the closing of this transaction. These charges were recorded as a reduction of our retained earnings and had no impact on GAAP net loss, which was $18.4 million, for the second quarter of 2021. However, as the preferred stock is considered a participating security, both of these charges impacted net loss attributable to common stockholders and net loss attributable to common stockholders per share. For the second quarter of 2021, GAAP net loss attributable to common stockholders was $22.9 million, or $0.86 per share.

GAAP — Second Quarter of 2021 Results

(In thousands, except for per share amounts)	Q2 2021	Q2 2020
Total Revenue	$96,557	$88,766
Total Commission Revenue	89,823	80,773
Segment Revenue
Medicare	73,231	80,379
Individual, Family and Small Business	23,326	8,387
Segment Profit (1)
Medicare	(17,804)	14,996
Individual, Family and Small Business	17,925	2,738
Loss from operations	(25,333)	(6,254)
Net loss	(18,409)	(3,370)
Net loss attributable to common stockholders	(22,889)	(3,370)
Diluted net loss attributable to common stockholders per share	(0.86)	(0.13)
Net cash used in operating activities	(32,083)	(21,305)
_____________

(1)During the first quarter of 2021, we modified the calculation of segment profit to exclude the amortization of capitalized software development cost. The amortization of capitalized software development costs were $2.9 million and $1.7 million for the second quarter 2021 and 2020, respectively, and $5.7 million and $3.2 million for the six months ended June 30, 2021 and 2020, respectively. See Revised Segment Profit Summary for additional information.

Total commission revenue for the second quarter of 2021 increased 11% compared to the same period in 2020 due to a 188% increase in commission revenue from the Individual, Family and Small Business segment, partially offset by an 8% decrease in commission revenue from the Medicare segment. The increase in commission revenue from the Individual, Family and Small Business segment was primarily driven by a combination of an increase in net adjustment revenue, 78% increase in approved individual and family plan members, and higher lifetime values for individual and family plan and certain ancillary products, compared to the same period in 2020. The decrease in commission revenue from the Medicare segment was negatively impacted by net adjustment revenue of $(11.5) million during the second quarter of 2021, driven primarily by our Medicare Part D Prescription product which offset the positive impact from strong Medicare Advantage enrollment growth.

GAAP — Year-to-Date Results

(In thousands, except for per share amounts)	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Total Revenue	$230,771	$195,174
Total Commission Revenue	216,875	180,442
Segment Revenue
Medicare	194,252	176,530
Individual, Family and Small Business	36,519	18,644
Segment Profit (1)
Medicare	6,741	38,132
Individual, Family and Small Business	25,977	5,666
Loss from operations	(25,975)	(5,223)
Net income (loss)	(19,209)	82
Net income (loss) attributable to common stockholders	(23,689)	82
Diluted net income (loss) attributable to common stockholder per share	(0.89)	—
Net cash provided by (used in) operating activities	10,726	(12,398)

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(1)During the first quarter of 2021, we modified the calculation of segment profit to exclude the amortization of capitalized software development cost. The amortization of capitalized software development costs were $2.9 million and $1.7 million for the second quarter 2021 and 2020, respectively, and $5.7 million and $3.2 million for the six months ended June 30, 2021 and 2020, respectively. See Revised Segment Profit Summary for additional information.

Total commission revenue for the six months ended June 30, 2021 increased 20% compared to the same period in 2020 due to a 12% increase in Medicare segment commission revenue and a 101% increase in commission revenue from the Individual, Family and Small Business segment. The increase in commission revenue from the Medicare segment was driven by a 33% increase in Medicare plan approved members for the six months ended June 30, 2021, primarily attributable to a 48% growth in Medicare Advantage plan approved members compared to the same period in 2020. The increase in commission revenue from the Individual, Family and Small Business segment for the six months ended June 30, 2021 was primarily driven by a $15.7 million increase in net adjustment revenue and 42% increase in approved individual and family plan members, compared to the same period in 2020.

Non-GAAP(1) — Second Quarter of 2021 Results

(In thousands, except for per share amounts)	Q2 2021	Q2 2020
Non-GAAP net income (loss)	$(12,137)	$1,736
Non-GAAP diluted net income (loss) per share	(0.45)	0.07
Adjusted EBITDA(2)	(12,972)	3,387
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(1)See the Non-GAAP Financial Information for definitions of our non-GAAP financial measures.
(2)Effective with the first quarter of 2021, we modified our calculation of adjusted EBITDA to exclude the amortization of capitalized software development costs. The amortization of capitalized software development costs were $2.9 million and $1.7 million for the second quarter 2021 and 2020, respectively, and $5.7 million and $3.2 million for the six months ended June 30, 2021 and 2020, respectively. The modified calculation is intended to more closely align with how our peer companies calculate this non-GAAP financial measure. See Revised Adjusted EBITDA Reconciliation for additional information.

Non-GAAP net loss for the second quarter of 2021 was $12.1 million, or $0.45 non-GAAP net loss per diluted share, compared to non-GAAP net income of $1.7 million, or $0.07 non-GAAP net income per diluted share, for the second quarter of 2020.

Non-GAAP net loss and non-GAAP net loss per diluted share for the second quarter of 2021 are calculated by excluding $3.1 million in paid-in-kind dividends and $1.4 million change in preferred stock redemption value, both related to the private placement with H.I.G. Capital, $8.2 million of stock-based compensation expense, $0.1 million of amortization of intangible assets, and $2.1 million of the income tax effect of these non-GAAP adjustments from GAAP net loss attributable to common stockholders and GAAP net loss attributable to common stockholders per diluted share.

Non-GAAP net income and non-GAAP net income per diluted share for the second quarter of 2020 are calculated by excluding $6.7 million of stock-based compensation expense, $0.4 million of amortization of intangible assets and $1.9 million of the income tax effect of these non-GAAP adjustments from GAAP net loss attributable to common stockholders and GAAP net loss attributable to common stockholders per diluted share.

Non-GAAP(1) — Year-to-Date Results

(In thousands, except for per share amounts)	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Non-GAAP net income (loss)	$(2,754)	$12,054
Non-GAAP diluted net income (loss) per share	(0.10)	0.45
Adjusted EBITDA(2)	4,339	16,003
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(1)See Non-GAAP Financial Information for definitions of our non-GAAP financial measures.
(2)Effective with the first quarter of 2021, we modified our calculation of adjusted EBITDA to exclude the amortization of capitalized software development costs. The amortization of capitalized software development costs were $2.9 million and $1.7 million for the second quarter 2021 and 2020, respectively, and $5.7 million and $3.2 million for the six months ended June 30, 2021 and 2020, respectively. The modified calculation is intended to more closely align with how our peer companies calculate this non-GAAP financial measure. See Revised Adjusted EBITDA Reconciliation for additional information.

Non-GAAP net loss for the six months ended June 30, 2021 was $2.8 million, or $0.10 non-GAAP net loss per diluted share, compared to non-GAAP net income of $12.1 million, or $0.45 non-GAAP net income per diluted share, for the same period in 2020.

Non-GAAP net loss and non-GAAP net loss per diluted share for the six months ended June 30, 2021 were calculated by excluding $3.1 million in paid-in-kind dividends, $1.4 million change in preferred stock redemption value, $19.6 million of stock-based compensation expense, $2.4 million restructuring charges, $0.3 million of amortization of intangible assets, and $5.9 million of the income tax effect of these non-GAAP adjustments from GAAP net loss attributable to common stockholders and GAAP net loss attributable to common stockholders per diluted share.

Non-GAAP net income and non-GAAP net income per diluted share for the six months ended June 30, 2020 are calculated by excluding $15.4 million of stock-based compensation expense, $0.9 million of amortization of intangible assets and $4.3 million of the income tax effect of these non-GAAP adjustments from GAAP net income attributable to common stockholders and GAAP net income attributable to common stockholders per diluted share.

Selected Metrics Highlights — Second Quarter of 2021 Results

	Q2 2021	Q2 2020
Approved Members
Medicare	91,675	76,874
Individual and Family	9,473	5,310
New Paying Members
Medicare	89,907	72,651
Individual and Family	9,211	6,912
Online Submission % – Medicare(1)	37.8%	29.8%
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(1)Major Medicare plans include Medicare Advantage and Medicare Supplement plans. Online submission % represents a combination of unassisted and partially agent-assisted online applications.

Medicare approved members increased 19% in the second quarter of 2021 compared to the second quarter of 2020, primarily driven by a 30% increase in Medicare Advantage approved members, partially offset by declines in Medicare Supplement approved members and Medicare Part D Prescription Drug Plan approved members. Approved members for individual and family plan products increased 78% in the second quarter of 2021 compared to the second quarter of 2020, primarily driven by a 113% increase in qualified health plan approved members and a 47% increase in non-qualified health plan approved members.

Medicare new paying members increased 24% in the second quarter of 2021 compared to the second quarter of 2020, primarily driven by a 36% increase in Medicare Advantage new paying members. Individual and family plan new paying members increased 33% in the second quarter of 2021 compared to the second quarter of 2020.

Online submission for major medical Medicare applications increased to 37.8% in the second quarter of 2021 compared to 29.8% in the second quarter of 2020. Online submission includes unassisted and partially agent-assisted online applications.

Selected Metrics Highlights — Year-to-Date Results

	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Approved Members
Medicare	214,352	161,576
Individual and Family	20,787	14,675
New Paying Members
Medicare	270,039	234,215
Individual and Family	26,818	22,422
Estimated Membership	1,266,970	1,117,423

Medicare approved members increased 33% during the six months ended June 30, 2021 compared to the same period in 2020, primarily driven by a 48% increase in Medicare Advantage approved members, partially offset by declines in Medicare Supplement approved members and Medicare Part D Prescription Drug Plan approved members. Approved members for individual and family plan products increased 42% during the six months ended June 30, 2021 compared to the same period in 2020, primarily driven by a 57% increase in qualified health plan approved members and a 28% increase in non-qualified health plan approved members.

Medicare new paying members increased 15% during the six months ended June 30, 2021 compared to the same period in 2020, primarily driven by a 52% increase in Medicare Advantage new paying members, partially offset by declines in Medicare Supplement new paying members and Medicare Part D Prescription Drug Plan new paying members. Individual and family plan new paying members increased 20% during the six months ended June 30, 2021 compared to the same period in 2020.

Estimated membership was 1,266,970 at the end of the second quarter of 2021, increased 13% compared to the same period in 2020, primarily driven by a 22% increase in Medicare estimated membership.

2021 Guidance
Based on information available as of July 29, 2021, we are reaffirming guidance for the full year ending December 31, 2021 previously provided on April 29, 2021 other than GAAP net income per diluted share, segment revenue and segment profit as detailed below. Our guidance for GAAP net income per diluted share was adjusted to reflect the impact from the convertible preferred stock issued on April 30, 2021 upon the closing of the private placement with H.I.G. Capital. We are also updating our guidance for revenue and profit for our Medicare segment and our Individual, Family and Small Business segment to increase revenue and profit ranges for our Individual, Family and Small Business segment and applying a matching reduction to our revenue and profit ranges for our Medicare segment. This update reflects the year-to-date net adjustment revenue changes relative to our expectations in both segments and the expected impact from our investments in customer engagement and enrollment quality initiatives. These expectations are forward-looking statements and we assume no obligation to update these statements. Actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in eHealth’s annual and quarterly reports filed with the Securities and Exchange Commission.

The following guidance is for the full year ending December 31, 2021:
•Total revenue is expected to be in the range of $660.0 million to $700.0 million.
•GAAP net income is expected to be in the range of $42.0 million to $57.0 million.
•Adjusted EBITDA(1)(2) is expected to be in the range of $110.0 million to $125.0 million.
•Cash used in operations is expected to be in the range of $85.0 million to $95.0 million, and cash used for capital expenditures is expected to be in the range of $24.0 million to $27.0 million.
•Non-GAAP net income per diluted share(1) is expected to be in the range of $2.77 to $3.26 per share.
•Revenue from the Medicare segment is expected to be in the range of $601.0 million to $639.0 million compared to our previous guidance of $621.0 million to $659.0 million. Revenue from the Individual, Family and Small Business segment is expected to be in the range of $59.0 million to $61.0 million compared to our previous guidance of $39.0 million to $41.0 million.
•Medicare segment profit(3) is expected to be in the range of $130.0 million to $146.0 million compared to our previous guidance of $147.0 million to $164.0 million, and Individual, Family and Small Business segment profit is expected to be in the range of $36.0 million to $38.0 million compared to our previous guidance of $19.0 million to $20.0 million.
•Corporate(4) shared service expenses, excluding stock-based compensation and depreciation and amortization expense, is expected to be in the range of $56.0 million to $59.0 million.
•GAAP net income attributable to common stockholders per diluted share is expected to be in the range of $0.84 to $1.39 per share, which reflects impacts related to the private placement with H.I.G. Capital. Prior to closing the private placement with H.I.G. Capital, we previously guided to GAAP net income per diluted share of $1.53 to $2.08 per share.
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(1)	See Non-GAAP Financial Information for definitions of our non-GAAP financial measures.
(2)	During the first quarter of 2021, we revised the calculation of segment profit and adjusted EBITDA by excluding amortization of capitalized software development costs to enhance comparability of our financial metrics with peer companies. See the Revised Segment Profit Summary and Revised Adjusted EBITDA Reconciliation for additional information. Amortization of capitalized software development costs excluded from adjusted EBITDA is $10.0 million, which is comprised of $9.0 million and $1.0 million for the Medicare segment and the Individual, Family and Small Business segment, respectively.
(3)
Segment profit is calculated as revenue for the applicable segment less marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses, excluding stock-based compensation expense, depreciation and amortization, restructuring charges, and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect marketing and advertising, customer care and enrollment and technology and content operating expenses, excluding stock-based compensation expense, depreciation and amortization, restructuring charges, and amortization of intangible assets, allocated to the applicable segment based on usage.

(4)
Corporate consists of other indirect general and administrative operating expenses, excluding stock-based compensation and depreciation and amortization expense, which are managed in a corporate shared services environment and, since they are not the responsibility of segment operating management, are not allocated to the reportable segments.

Webcast and Conference Call Information
A webcast and conference call will be held today, Thursday, July 29, 2021 at 5:00 p.m. Eastern / 2:00 p.m. Pacific Time. The live webcast and supporting presentation slides will be available on the Investor Relations section of eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing (877) 930-8066 for domestic callers and (253) 336-8042 for international callers. The participant passcode is 2674206. A telephone replay will be available two hours following the conclusion of the call for a period of seven days and can be accessed by dialing (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. The call ID for the replay is 2674206. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.
eHealth, Inc. (Nasdaq: EHTH) operates a leading online health insurance marketplace at eHealth.com and eHealthMedicare.com with technology that provides consumers with health insurance enrollment solutions. Since 1997, we have connected more than 8 million members with quality, affordable health insurance, Medicare options, and ancillary plans. Our proprietary marketplace offers Medicare Advantage, Medicare Supplement, Medicare Part D prescription drug, individual, family, small business and other plans from over 200 health insurance carriers across fifty states and the District of Columbia.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding enhancements to our telesales operations, trends in our business, the expected impact from our investments in customer engagement and enrollment quality initiatives, our estimates regarding total membership, Medicare membership, Individual and Family plan membership and ancillary and small business membership, our estimates regarding constrained lifetime values of commissions per approved member by product category, our estimates regarding costs per approved member, and our 2021 annual guidance on total revenue, revenue from our Medicare segment and our Individual, Family and Small Business segment, GAAP net income, adjusted EBITDA, profit from our Medicare segment and our Individual, Family and Small Business segment, cash used in operations, cash used for capital expenditures, corporate shared service expenses, GAAP net income attributable to common stockholders per diluted share and non-GAAP net income per diluted share.

These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made. In particular, we are required by Accounting Standards Codification 606 — Revenue from Contracts with Customers to make numerous assumptions that are based on historical trends and our management’s judgment. These assumptions may change over time and have a material impact on our revenue recognition, guidance, and results of operations. Please review the assumptions stated in this press release carefully.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include our ability to retain existing members and enroll new members during the annual healthcare open enrollment period, the Medicare annual enrollment period and other special enrollment period; changes in laws, regulations and guidelines, including in connection with healthcare reform or with respect to the marketing and sale of Medicare plans; competition, including competition from government-run health insurance exchanges and other sources; the seasonality of our business and the fluctuation of our operating results; our ability to accurately estimate membership, lifetime value of commissions and commissions receivable; changes in product offerings among carriers on our ecommerce platform and the resulting impact on our commission revenue; our ability to execute on our growth strategy in the Medicare market; the continued impact of the COVID-19 pandemic on our operations, business, financial condition and growth prospects, as well as on the general economy; changes in our management and key employees; exposure to security risks and our ability to safeguard the security and privacy of confidential data; our relationships with health insurance carriers; customer concentration and consolidation of the health insurance industry; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train, retain and ensure the productivity of licensed health insurance agents and other employees; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; changes in the market for private health insurance; consumer satisfaction with our service and actions we take to improve the quality of enrollments; changes in member conversion rates; changes in commission rates; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy-eligible individuals through government-run health insurance exchanges; our ability to maintain and enhance our brand identity; our ability to derive desired benefits from investments in our business, including membership growth and retention initiatives; reliance on marketing partners; the impact of our direct-to-consumer email, telephone and television marketing efforts; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; dependence on our operations in China; the restrictions in our debt obligations; the restrictions in our agreement with H.I.G. Capital; compliance with insurance and other laws and regulations; the outcome of litigation in which we are involved; and the performance, reliability and availability of our information technology systems, ecommerce platform and underlying network infrastructure. Other factors that could cause operating, financial and other results to differ are described in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of our website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with non-GAAP financial measures, including non-GAAP net income; non-GAAP net income per diluted share; and adjusted EBITDA.

•Non-GAAP net income consists of GAAP net income (loss) attributable to common stockholders excluding the following items:
▪paid-in-kind dividends for preferred stock and change in preferred stock redemption value (together "impact from preferred stock"),
▪the effects of expensing stock-based compensation related to stock options and restricted stock units,
▪restructuring and reorganization charges,
▪amortization of intangible assets,
▪other non-recurring charges (as noted below), and
▪the income tax impact of non-GAAP adjustments.

•Non-GAAP net income per diluted share consists of GAAP net income (loss) attributable to common stockholder per diluted share excluding the following items:
▪impact from preferred stock,
▪the effects of expensing stock-based compensation related to stock options and restricted stock units per diluted share,
▪restructuring and reorganization charges per diluted share,
▪amortization of intangible assets per diluted share,
▪other non-recurring charges (as noted below) per diluted share, and
▪the income tax impact of non-GAAP adjustments per diluted share.

•Adjusted EBITDA(1) is calculated by excluding the impact from preferred stock, interest income and expense, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, restructuring and reorganization charges, amortization of intangible assets, other income (expenses), net, and other non-recurring charges to GAAP net income attributable to common stockholders. Other non-recurring charges to GAAP net income attributable to common stockholders may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, purchase price adjustments and the cumulative effect of a change in accounting principles.
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(1)Effective with the first quarter of 2021, we modified our calculation of adjusted EBITDA to exclude the amortization of capitalized software development costs. The modified calculation is intended to more closely align with how our peer companies calculate this non-GAAP financial measure. See Revised Adjusted EBITDA Reconciliation for additional information.

eHealth believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provide an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP net income, non-GAAP net income per diluted share, and Adjusted EBITDA are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs, amortization of intangible assets, and depreciation and amortization described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP net income (loss), GAAP net income (loss) attributable to common stockholders and GAAP net income (loss) attributable to common stockholders per diluted share and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Investor Relations Contact

Kate Sidorovich, CFA
Senior Vice President, Investor Relations & Strategy
2625 Augustine Drive, Second Floor
Santa Clara, CA, 95054
650-210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com
(Tables to Follow)

EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2021	December 31, 2020
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$229,260	$43,759
Short-term marketable securities	75,830	49,620
Accounts receivable	3,534	1,799
Contract assets – commissions receivable – current	181,673	219,153
Prepaid expenses and other current assets	11,594	16,661
Total current assets	501,891	330,992
Contract assets – commissions receivable – non-current	573,949	573,252
Property and equipment, net	14,296	14,609
Operating lease right-of-use assets	39,996	42,558
Restricted cash	3,354	3,354
Intangible assets, net	8,273	8,569
Goodwill	40,233	40,233
Other assets	29,746	26,455
Total assets	$1,211,738	$1,040,022
Liabilities, temporary equity, and stockholders’ equity
Current liabilities:
Accounts payable	$15,423	$36,921
Accrued compensation and benefits	16,833	20,542
Accrued marketing expenses	10,141	17,788
Lease liabilities – current	5,443	5,192
Deferred revenue	1,363	308
Other current liabilities	3,806	3,657
Total current liabilities	53,009	84,408
Deferred income taxes – non-current	64,925	72,317
Lease liabilities – non-current	38,577	41,369
Other non-current liabilities	4,969	4,370

Temporary equity:
Series A convertible preferred stock	218,504	—

Stockholders’ equity:
Common stock	38	38
Additional paid-in capital	738,906	721,013
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings	292,467	316,155
Accumulated other comprehensive income	341	350
Total stockholders’ equity	$831,754	$837,558
Total liabilities, temporary equity, and stockholders’ equity	$1,211,738	$1,040,022

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Commission	$89,823	$80,773	$216,875	$180,442
Other	6,734	7,993	13,896	14,732
Total revenue	96,557	88,766	230,771	195,174
Operating costs and expenses:
Cost of revenue	246	540	1,242	1,678
Marketing and advertising	44,581	32,873	95,455	70,637
Customer care and enrollment	38,362	27,148	72,524	57,683
Technology and content	20,464	13,373	43,627	29,113
General and administrative	18,118	20,713	41,172	40,366
Amortization of intangible assets	119	373	295	920
Restructuring charges	—	—	2,431	—
Total operating costs and expenses	121,890	95,020	256,746	200,397
Loss from operations	(25,333)	(6,254)	(25,975)	(5,223)
Other income, net	172	452	322	825
Loss before benefits from income taxes	(25,161)	(5,802)	(25,653)	(4,398)
Benefit from income taxes	(6,752)	(2,432)	(6,444)	(4,480)
Net income (loss)	(18,409)	(3,370)	(19,209)	82
Paid-in-kind dividends for preferred stock	(3,083)	—	(3,083)	—
Change in preferred stock redemption value	(1,397)	—	(1,397)	—
Net income (loss) attributable to common stockholders	$(22,889)	$(3,370)	$(23,689)	$82

Net income (loss) per share attributable to common stockholders:
Basic	$(0.86)	$(0.13)	$(0.89)	$—
Diluted	$(0.86)	$(0.13)	$(0.89)	$—
Weighted-average number of shares used in per share:
Basic	26,677	26,358	26,639	25,539
Diluted	26,677	26,358	26,639	26,758
_____________ (1) Includes stock-based compensation as follows:
Marketing and advertising	$2,140	$1,539	$4,625	$3,269
Customer care and enrollment	692	573	1,161	1,235
Technology and content	2,360	(82)	5,103	1,535
General and administrative	3,053	4,646	8,758	9,351
Total stock-based compensation expense	$8,245	$6,676	$19,647	$15,390

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating activities:
Net income (loss)	$(18,409)	$(3,370)	$(19,209)	$82
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,064	858	2,202	1,681
Amortization of internally developed software	2,933	1,734	5,739	3,235
Amortization of intangible assets	119	373	295	920
Stock-based compensation expense	8,245	6,676	19,647	15,390
Deferred income taxes	(6,822)	(2,379)	(7,392)	(4,520)
Other non-cash items	359	23	779	246
Changes in operating assets and liabilities:
Accounts receivable	(1,688)	(2,056)	(1,736)	(392)
Contract assets – commissions receivable	(13,628)	(22,031)	37,007	4,842
Prepaid expenses and other assets	92	(872)	4,317	(1,031)
Accounts payable	4,410	(1,203)	(21,416)	(17,482)
Accrued compensation and benefits	(7,797)	3,322	(3,709)	(7,782)
Accrued marketing expenses	(935)	1	(7,647)	(7,328)
Deferred revenue	486	(2,586)	1,056	(2,473)
Accrued expenses and other liabilities	(512)	205	793	2,214
Net cash provided by (used in) operating activities	(32,083)	(21,305)	10,726	(12,398)
Investing activities:
Capitalized internal-use software and website development costs	(4,100)	(4,045)	(7,342)	(7,609)
Purchases of property and equipment and other assets	(806)	(2,156)	(2,705)	(4,664)
Purchases of marketable securities	(60,040)	(89,482)	(67,811)	(147,546)
Proceeds from redemption and maturities of marketable securities	18,105	13,250	41,514	13,250
Net cash used in investing activities	(46,841)	(82,433)	(36,344)	(146,569)
Financing activities:
Proceeds from issuance of preferred stock, net of issuance costs	214,025	—	214,025	—
Proceeds from issuance of common stock, net of issuance costs	—	—	—	228,024
Net proceeds from exercise of common stock options and employee stock purchases	2,766	223	3,051	1,314
Repurchase of shares to satisfy employee tax withholding obligations	(870)	(3,785)	(5,907)	(8,160)
Acquisition-related contingent payments	—	—	—	(8,751)
Principal payments in connection with leases	(38)	(25)	(76)	(83)
Net cash provided by (used in) financing activities	215,883	(3,587)	211,093	212,344
Effect of exchange rate changes on cash, cash equivalents and restricted cash	51	1	26	(1)
Net increase in cash, cash equivalents and restricted cash	137,010	(107,324)	185,501	53,376
Cash, cash equivalents and restricted cash at beginning of period	95,604	187,520	47,113	26,820
Cash, cash equivalents and restricted cash at end of period	$232,614	$80,196	$232,614	$80,196

EHEALTH, INC.
SEGMENT INFORMATION
(In thousands, unaudited)

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2021	2020		2021	2020
Revenue
Medicare (1)	$73,231	$80,379	(9)%	$194,252	$176,530	10%
Individual, Family and Small Business (2)	23,326	8,387	178%	36,519	18,644	96%
Total revenue	$96,557	$88,766	9%	$230,771	$195,174	18%
Segment profit
Medicare segment profit (loss) (3)(4)	$(17,804)	$14,996	(219)%	$6,741	$38,132	(82)%
Individual, Family and Small Business segment profit (3)(4)	17,925	2,738	555%	25,977	5,666	358%
Total segment profit	121	17,734	(99)%	32,718	43,798	(25)%
Corporate (5)	(13,093)	(14,347)	(9)%	(28,379)	(27,795)	2%
Stock-based compensation expense	(8,245)	(6,676)	24%	(19,647)	(15,390)	28%
Depreciation and amortization (4)	(3,997)	(2,592)	54%	(7,941)	(4,916)	62%
Amortization of intangible assets	(119)	(373)	(68)%	(295)	(920)	(68)%
Restructuring charges	—	—	*	(2,431)	—	*
Other income, net	172	452	(62)%	322	825	(61)%
Loss before benefits from income taxes	$(25,161)	$(5,802)	334%	$(25,653)	$(4,398)	483%
__________

* Percentage not meaningful.

Segment Information

We evaluate our business performance and manage our operations as two distinct reporting segments:
•Medicare; and
•Individual, Family and Small Business.

(1)
The Medicare segment consists primarily of amounts earned from our sale of Medicare-related health insurance plans, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans, and to a lesser extent, ancillary products sold to our Medicare-eligible customers, including but not limited to, dental and vision plans, as well as our advertising program that allows Medicare-related carriers to purchase advertising on a separate website developed, hosted and maintained by us and our delivery and sale to third parties of Medicare-related health insurance leads generated by our ecommerce platforms and our marketing activities.

(2)
The Individual, Family and Small Business segment consists primarily of amounts earned from our sale of individual, family and small business health insurance plans and ancillary products sold to our non-Medicare-eligible customers, including but not limited to, dental, vision, and short-term insurance. To a lesser extent, the Individual, Family and Small Business segment consists of amounts earned from our online sponsorship program that allows carriers to purchase advertising space in specific markets in a sponsorship area on our website, our licensing to third parties the use of our health insurance ecommerce technology, and our delivery and sale to third parties of individual and family health insurance plans leads generated by our ecommerce platforms and our marketing activities.

(3)	Segment profit is calculated as revenue for the applicable segment less marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses, excluding stock-based compensation expense, depreciation and amortization, restructuring charges, and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect marketing and advertising, customer care and enrollment and technology and content operating expenses, excluding stock-based compensation expense, depreciation and amortization, restructuring charges, and amortization of intangible assets, allocated to the applicable segment based on usage.
(4)
During the first quarter of 2021, we revised the calculation of segment profit by excluding amortization of capitalized software development costs to enhance comparability of our financial metrics with peer companies. The amortization of capitalized software development costs were $2.9 million and $1.7 million for the second quarter 2021 and 2020, respectively, and $5.7 million and $3.2 million for the six months ended June 30, 2021 and 2020, respectively. See Revised Segment Profit Summary for additional information.

(5)
Corporate consists of other indirect general and administrative operating expenses, excluding stock-based compensation expense, depreciation and amortization, which are managed in a corporate shared services environment and, because they are not the responsibility of segment operating management, are not allocated to the reportable segments.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
COMMISSION REVENUE BY PRODUCT
(In thousands, unaudited)

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2021	2020		2021	2020
Medicare:
Medicare Advantage	$69,142	$58,586	18%	$172,667	$126,933	36%
Medicare Supplement	3,921	9,893	(60)%	12,143	25,063	(52)%
Medicare Part D	(6,027)	1,158	(620)%	(4,291)	6,819	(163)%
Total Medicare	67,036	69,637	(4)%	180,519	158,815	14%
Individual and Family: (1)
Non-Qualified Health Plans	11,076	1,224	805%	14,443	2,670	441%
Qualified Health Plans	2,838	883	221%	4,938	2,093	136%
Total Individual and Family	13,914	2,107	560%	19,381	4,763	307%
Ancillaries:
Short-term	1,513	2,070	(27)%	3,269	4,286	(24)%
Dental	3,660	596	514%	5,388	1,339	302%
Vision	934	187	399%	1,139	430	165%
Other	1,021	797	28%	1,056	1,846	(43)%
Total Ancillaries	7,128	3,650	95%	10,852	7,901	37%
Small Business	2,290	2,281	—%	5,513	5,252	5%
Commission Bonus and Other	(545)	3,098	(118)%	610	3,711	(84)%
Total Commission Revenue	$89,823	$80,773	11%	$216,875	$180,442	20%
_______

(1)
We define our Individual and Family plan offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans. Individual and family health insurance plans include both qualified and non-qualified plans. Qualified health plans are individual and family health insurance plans that meet the requirements of the Affordable Care Act and are offered through the government-run health insurance exchange in the relevant jurisdiction. Non-qualified health plans are Individual and Family plans that meet the requirements of the Affordable Care Act and are not offered through the exchange in the relevant jurisdiction. Individuals that purchase non-qualified health plans cannot receive a subsidy in connection with the purchase of those plans.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
COMMISSION REVENUE SUMMARY
(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Medicare:
Commission Revenue from Members Approved During the Period (1)	$78,598	$72,165	$193,276	$153,290
Net Commission Revenue from Members Approved in Prior Periods* (2)	(11,543)	685	(11,529)	9,664
Total Medicare Segment Commission Revenue	67,055	72,850	181,747	162,954
Individual, Family and Small Business:
Commission Revenue from Members Approved During the Period (1)	5,208	4,362	11,603	10,158
Commission Revenue from Renewals of Small Business Members During the Period (3)	1,723	1,487	4,410	3,883
Net Commission Revenue from Members Approved in Prior Periods (2)(3)	15,837	2,074	19,115	3,447
Total Individual, Family and Small Business Segment Commission Revenue	$22,768	$7,923	35,128	17,488
Total Commission Revenue	$89,823	$80,773	$216,875	$180,442
________

*	The net commission revenue from members approved in prior period primarily consisted of $7.5 million related to Medicare Part D Prescription Drug plans, $2.2 million related to Medicare Advantage, and $1.8 million related to Medicare Supplement for the three and six months ended June 30, 2021.
(1)	These amounts include commission bonus revenue.
(2)
These amounts reflect our revised estimates of cash collections for certain members approved prior to the relevant reporting period that are recognized as net adjustment revenue within the relevant reporting period. The net adjustment revenue includes both increases in revenue for certain prior period cohorts as well as reductions in revenue for certain prior period cohorts.

(4)	Commission revenue from renewals of small business members during the period was previously included in net commission revenue from members approved in prior periods. However, starting in the first quarter of 2021, we enhanced our reporting by separately disclosing commission revenue from renewals of small business members during the period in a separate line item. During 2020, the commission revenue from renewals of small business members were $1.1 million and $1.7 million for the third and fourth quarter, respectively.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
APPROVED MEMBERS
(Unaudited)

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2021	2020		2021	2020
Medicare:
Medicare Advantage	78,569	60,477	30%	185,453	125,375	48%
Medicare Supplement	6,130	8,794	(30)%	13,912	19,632	(29)%
Medicare Part D	6,976	7,603	(8)%	14,987	16,569	(10)%
Total Medicare	91,675	76,874	19%	214,352	161,576	33%
Individual and Family:
Non-Qualified Health Plans	4,120	2,798	47%	9,729	7,618	28%
Qualified Health Plans	5,353	2,512	113%	11,058	7,057	57%
Total Individual and Family	9,473	5,310	78%	20,787	14,675	42%
Ancillaries:
Short-term	6,462	9,446	(32)%	14,338	21,584	(34)%
Dental	10,406	7,722	35%	21,576	17,432	24%
Vision	4,566	3,764	21%	9,628	8,265	16%
Other	2,614	3,946	(34)%	5,017	8,271	(39)%
Total Ancillaries	24,048	24,878	(3)%	50,559	55,552	(9)%
Small Business	2,588	3,118	(17)%	5,536	6,721	(18)%
Total Approved Members	127,784	110,180	16%	291,234	238,524	22%

Approved Members
Approved members consist of the number of individuals on submitted applications that were approved by the relevant insurance carrier for the identified product during the period presented. Approved members may not pay for their plan and become paying members.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
NEW PAYING MEMBERS
(Unaudited)

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2021	2020		2021	2020
Medicare:
Medicare Advantage	77,710	57,232	36%	218,707	143,531	52%
Medicare Supplement	5,317	7,914	(33)%	15,313	19,474	(21)%
Medicare Part D	6,880	7,505	(8)%	36,019	71,210	(49)%
Total Medicare	89,907	72,651	24%	270,039	234,215	15%
Individual and Family:
Non-Qualified Health Plans	4,607	3,817	21%	15,575	13,370	16%
Qualified Health Plans	4,604	3,095	49%	11,243	9,052	24%
Total Individual and Family	9,211	6,912	33%	26,818	22,422	20%
Ancillaries:
Short-term	6,963	9,572	(27)%	18,206	21,832	(17)%
Dental	9,430	6,935	36%	20,903	17,348	20%
Vision	4,283	3,646	17%	10,409	9,217	13%
Other	2,427	3,474	(30)%	5,176	7,787	(34)%
Total Ancillaries	23,103	23,627	(2)%	54,694	56,184	(3)%
Small Business	2,391	3,138	(24)%	6,516	8,294	(21)%
Total New Paying Members	124,612	106,328	17%	358,067	321,115	12%

New Paying Members

New paying members consist of approved members from the period presented and any periods prior to the period presented from whom we have received an initial commission payment during the period presented.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP
(Unaudited)

	As of June 30,		% Change
	2021	2020
Medicare: (1)
Medicare Advantage	562,905	407,243	38%
Medicare Supplement	99,306	94,838	5%
Medicare Part D	214,744	213,949	—%
Total Medicare	876,955	716,030	22%
Individual and Family (2)	107,466	115,832	(7)%
Ancillaries: (3)
Short-term	18,032	23,203	(22)%
Dental	115,990	118,198	(2)%
Vision	69,062	68,666	1%
Other	33,015	35,404	(7)%
Total Ancillaries	236,099	245,471	(4)%
Small Business (4)	46,450	40,090	16%
Total Estimated Membership	1,266,970	1,117,423	13%

_____________

(1)
To estimate the number of members on Medicare-related health insurance plans, we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation.

(2)	To estimate the number of members on Individual and Family plans, we take the sum of (i) the number of Individual and Family plan members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation.
(3)	To estimate the number of members on ancillary health insurance plans (such as short-term, dental and vision insurance), we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. The one to three-month period varies by insurance product and is largely dependent upon the timeliness of commission payment and related reporting from the related carriers.
(4)	To estimate the number of members on small business health insurance plans, we use the number of initial members at the time the group was approved, and we update this number for changes in membership if such changes are reported to us by the group or carrier. However, groups generally notify the carrier directly of policy cancellations and increases or decreases in group size without informing us. Health insurance carriers often do not communicate policy cancellation information or group size changes to us. We often are made aware of policy cancellations and group size changes at the time of annual renewal and update our membership statistics accordingly in the period they are reported.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP (Continued)
(Unaudited)

Estimated Membership
Estimated membership represents the estimated number of members active as of the date indicated based on the number of members for whom we have received or applied a commission payment during the month of estimation.
Health insurance carriers bill and collect insurance premiums paid by our members. The carriers do not report to us the number of members that we have as of a given date. The majority of our members who terminate their policies do so by discontinuing their premium payments to the carrier and do not inform us of the cancellation. Also, some of our members pay their premiums less frequently than monthly. Given the number of months required to observe non-payment of commissions in order to confirm cancellations, we estimate the number of members who are active on insurance policies as of a specified date.
After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. If we experience a significant variance in historical membership as compared to our initial estimates, we keep the prior period data consistent with previously reported amounts, while we may provide the updated information in other communications. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. As a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions on our membership retention. Healthcare reform and its impacts as well as other factors could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
CONSTRAINED LIFETIME VALUE OF
COMMISSIONS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended June 30,		% Change
	2021	2020
Medicare
Medicare Advantage (1)	$908	$945	(4)%
Medicare Supplement (1)	938	1,134	(17)%
Medicare Part D (1)	216	244	(11)%
Individual and Family
Non-Qualified Health Plans (1)	243	184	32%
Qualified Health Plans (1)	286	258	11%
Ancillaries
Short-term (1)	165	163	1%
Dental (1)	88	60	47%
Vision (1)	56	44	27%
Small Business (2)	184	149	23%

Constrained Lifetime Value of Commissions Per Approved Member

(1)
Constrained lifetime value (“LTV”) of commissions per approved member represents commissions estimated to be collected over the estimated life of an approved member’s policy after applying constraints in accordance with our revenue recognition policy. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, estimated average plan duration, the regulatory environment, and cancellations of insurance plans offered by health insurance carriers with which we have a relationship. These factors may result in varying values from period to period.

(2)	For small business, the amount represents the estimated commissions we expect to collect from the plan over the following twelve months. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, estimated average plan duration, the regulatory environment, and cancellations of insurance plans offered by health insurance carriers with which we have a relationship and applied constraints. These factors may result in varying values from period to period.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
CONSTRAINTS ON LIFETIME VALUE
OF COMMISSIONS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended June 30,
	2021	2020
Medicare:
Medicare Advantage	7%	7%
Medicare Supplement	9%	5%
Medicare Part D	7%	5%
Individual and Family:
Non-Qualified Health Plans	7%	15%
Qualified Health Plans	4%	4%
Ancillaries:
Short-term	20%	20%
Dental	5%	10%
Vision	5%	10%
Other	10%	—%
Small Business	5%	—%

Constraints on Lifetime Value of Commissions Per Approved Member
Constraints are applied to derive LTV of commissions per approved member for revenue recognition in accordance with our revenue recognition policy. The constraints are applied to help ensure that commissions estimated to be collected over the estimated life of an approved member’s plan are recognized as revenue only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with future commissions receivable from the plan is subsequently resolved. We evaluate constraints on a quarterly basis for factors affecting our estimate of LTV of commissions per approved member and apply management judgment to determine the constraints based on current trends impacting our business.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
EXPENSE METRICS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended June 30,		% Change
	2021	2020
Medicare:
Estimated customer care and enrollment ("CC&E") cost per approved Medicare Advantage ("MA")-equivalent approved member (1)	$418	$354	18%
Estimated variable marketing cost per MA-equivalent approved member (1)	412	334	23%
Total Medicare estimated cost per approved member	$830	$688	21%
Individual and Family Plan ("IFP"):
Estimated CC&E cost per IFP-equivalent approved member (2)	$103	$105	(2)%
Estimated variable marketing cost per IFP-equivalent approved member (2)	65	60	8%
Total IFP estimated cost per approved member	$168	$165	2%
_____________

(1)
MA-equivalent approved members is a derived metric with a Medicare Part D approved member being weighted at 25% of a Medicare Advantage member and a Medicare Supplement member based on their relative LTVs at the time of our adoption of Accounting Standards Codification 606 – Revenue from Contracts with Customers (“ASC 606”). We calculate the number of approved MA-equivalent members by adding the total number of approved Medicare Advantage and Medicare Supplement members and 25% of the total number of approved Medicare Part D members during the period presented.

(2)
IFP-equivalent approved members is a derived metric with a short-term approved member being weighted at 33% of a major medical individual and family health insurance plan member based on their relative LTVs at the time of our adoption of ASC 606. We calculate the number of approved IFP-equivalent members by adding the total number of approved qualified and non-qualified health plan members and 33% of the total number of short-term approved members during the period presented.

Expense Metrics Per Approved Member
Marketing initiatives are an important component of our strategy to increase revenue and are primarily designed to encourage consumers to complete an application for health insurance. Variable marketing cost represents direct costs incurred in member acquisition from our direct, marketing partners and online advertising channels. In addition, we incur customer care and enrollment expenses in assisting applicants during the enrollment process.

The numerator used to calculate each metric is the portion of the respective operating expenses for marketing and advertising and customer care and enrollment that is directly related to member acquisition for our sale of Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans (collectively, the “Medicare Plans”) and for all IFP plans including individual and family plans and short-term health insurance (collectively, the “IFP Plans”), respectively. The denominator used to calculate each metric is based on a derived metric that represents the relative value of the new members acquired. For Medicare Plans, we call this derived metric Medicare Advantage (“MA”)-equivalent members, and for IFP Plans, we call this derived metric IFP-equivalent members. The calculations for MA-equivalent members and for IFP-equivalent members are based on the weighted number of approved members for Medicare Plans and IFP Plans during the period, with the number of approved members adjusted based on the relative LTV of the product they are purchasing. Since the LTV for any product fluctuates from period to period, the weight given to each product was determined based on their relative LTVs at the time of our adoption of ASC 606.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP marketing and advertising expense	$44,581	$32,873	$95,455	$70,637
Stock-based compensation expense (1)	(2,140)	(1,539)	(4,625)	(3,269)
Non-GAAP marketing and advertising expense	$42,441	$31,334	$90,830	$67,368

GAAP customer care and enrollment expense	$38,362	$27,148	$72,524	$57,683
Stock-based compensation expense (1)	(692)	(573)	(1,161)	(1,235)
Non-GAAP customer care and enrollment expense	$37,670	$26,575	$71,363	$56,448

GAAP technology and content expense	$20,464	$13,373	$43,627	$29,113
Stock-based compensation expense (1)	(2,360)	82	(5,103)	(1,535)
Non-GAAP technology and content expense	$18,104	$13,455	$38,524	$27,578

GAAP general and administrative expense	$18,118	$20,713	$41,172	$40,366
Stock-based compensation expense (1)	(3,053)	(4,646)	(8,758)	(9,351)
Non-GAAP general and administrative expense	$15,065	$16,067	$32,414	$31,015

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(1)Non-GAAP expenses exclude the effect of expensing stock-based compensation related to stock options, restricted stock awards, performance-based and market-based equity awards, and employee stock purchase plan.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES(1)
(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) attributable to common stockholders	$(22,889)	$(3,370)	$(23,689)	$82
Paid-in-kind dividends for preferred stock	3,083	—	3,083	—
Change in preferred stock redemption value	1,397	—	1,397	—
GAAP net income (loss)	(18,409)	(3,370)	(19,209)	82
Stock-based compensation expense	8,245	6,676	19,647	15,390
Amortization of intangible assets	119	373	295	920
Restructuring charges	—	—	2,431	—
Tax effect of non-GAAP adjustments	(2,092)	(1,943)	(5,918)	(4,338)
Non-GAAP net income (loss)	$(12,137)	$1,736	$(2,754)	$12,054

GAAP net income (loss) attributable to common stockholders per diluted share	$(0.86)	$(0.13)	$(0.89)	$—
Impact from preferred stock	0.17	—	0.17	—
Stock-based compensation expense	0.31	0.25	0.74	0.58
Change in fair value of earnout liability	—	—	—	—
Amortization of intangible assets	—	0.01	0.01	0.03
Restructuring charges	—	—	0.09	—
Acquisition costs	—	—	—	—
Tax effect of non-GAAP adjustments	(0.07)	(0.06)	(0.22)	(0.16)
Non-GAAP net income (loss) per diluted share	$(0.45)	$0.07	$(0.10)	$0.45

Net income (loss) attributable to common stockholders	$(22,889)	$(3,370)	$(23,689)	$82
Paid-in-kind dividends for preferred stock	3,083	—	3,083	—
Change in preferred stock redemption value	1,397	—	1,397	—
GAAP net income (loss)	(18,409)	(3,370)	(19,209)	82
Stock-based compensation expense	8,245	6,676	19,647	15,390
Change in fair value of earnout liability	—	—	—	—
Depreciation and amortization (2)	3,997	2,592	7,941	4,916
Amortization of intangible assets	119	373	295	920
Restructuring charges	—	—	2,431	—
Acquisition costs	—	—	—	—
Other income, net	(172)	(452)	(322)	(825)
Provision (benefit) for income taxes	(6,752)	(2,432)	(6,444)	(4,480)
Adjusted EBITDA (2)	$(12,972)	$3,387	$4,339	$16,003
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(1)    See Non-GAAP Financial Information section for definitions of our non-GAAP financial measures.
(2)    In the first quarter of 2021, we revised our calculation of the adjusted EBITDA to exclude amortization of capitalized software development costs. Amortization of capitalized software development costs were $2.9 million and $1.7 million for the second quarter 2021 and 2020, respectively, and $5.7 million and $3.2 million for the six months ended June 30, 2021 and 2020, respectively, which are included in depreciation and amortization. See Revised Adjusted EBITDA Reconciliation for additional information.

EHEALTH, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GUIDANCE (1)
(In millions, except per share amounts, unaudited)

	Full Year 2021 Guidance
	Low	High
GAAP net income attributable to common stockholders	$23.0	$38.0
Impact from preferred stock	19.0	19.0
GAAP net income	42.0	57.0
Stock-based compensation expense	39.0	37.0
Restructuring charges	2.1	2.1
Amortization of intangible assets	1.5	1.5
Tax effect of non-GAAP adjustments	(8.5)	(8.1)
Non-GAAP net income	$76.1	$89.5

GAAP net income attributable to common stockholders per diluted share	$0.84	$1.39
Impact from preferred stock	0.69	0.69
Stock-based compensation expense	1.42	1.35
Restructuring charges	0.08	0.08
Amortization of intangible assets	0.05	0.05
Tax effect of non-GAAP adjustments	(0.31)	(0.30)
Non-GAAP net income per diluted share	$2.77	$3.26

GAAP net income attributable to common stockholders	23.0	38.0
Impact from preferred stock	19.0	19.0
GAAP net income	42.0	57.0
Stock-based compensation expense	39.0	37.0
Depreciation and amortization (2)	15.5	14.5
Restructuring charges	2.1	2.1
Amortization of intangible assets	1.5	1.5
Other income, net	(1.5)	(2.5)
Provision for income taxes	11.4	15.4
Adjusted EBITDA (2)	$110.00	$125.00
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(1)	See Non-GAAP Financial Information section for definitions of our non-GAAP financial measures.
(2)	In the first quarter of 2021, we revised our calculation of adjusted EBITDA to exclude the amortization of capitalized software development costs. Amortization of capitalized software development costs is included in depreciation and amortization. Refer to Revised Adjusted EBITDA Reconciliation for additional information.

EHEALTH, INC.
REVISED SEGMENT PROFIT SUMMARY
(In thousands, unaudited)

Fiscal Year 2020	Q1			Q2			Q3			Q4
	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted
Medicare segment profit (loss) (1)	$21,960	$1,176	$23,136	$13,430	$1,566	$14,996	$(16,010)	$1,871	$(14,139)	$82,583	$2,211	$84,794
Individual, Family and Small Business segment profit (1)	2,603	325	2,928	2,570	168	2,738	18,286	201	18,487	15,924	238	16,162
Total segment profit	24,563	1,501	26,064	16,000	1,734	17,734	2,276	2,072	4,348	98,507	2,449	100,956
Corporate	(13,448)		(13,448)	(14,347)		(14,347)	(15,581)		(15,581)	(14,288)		(14,288)
Stock-based compensation expense	(8,714)		(8,714)	(6,676)		(6,676)	(6,332)		(6,332)	(3,450)		(3,450)
Depreciation and amortization (2)	(823)	(1,501)	(2,324)	(858)	(1,734)	(2,592)	(923)	(2,072)	(2,995)	(1,090)	(2,449)	(3,539)
Amortization of intangible assets	(547)		(547)	(373)		(373)	(287)		(287)	(286)		(286)
Other income (expense), net	373		373	452		452	(101)		(101)	(58)		(58)
Income (loss) before income taxes	$1,404	$—	$1,404	$(5,802)	$—	$(5,802)	$(20,948)	$—	$(20,948)	$79,335	$—	$79,335

REVISED ADJUSTED EBITDA RECONCILIATION
(In thousands, unaudited)

Fiscal Year 2020	Q1			Q2			Q3			Q4
	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted
GAAP income (net loss)	$3,452		$3,452	$(3,370)		$(3,370)	$(14,505)		$(14,505)	$59,873		$59,873
Stock-based compensation expense	8,714		8,714	6,676		6,676	6,332		6,332	3,450		3,450
Depreciation and amortization (2)	823	1,501	2,324	858	1,734	2,592	923	2,072	2,995	1,090	2,449	3,539
Amortization of intangible assets	547		547	373		373	287		287	286		286
Other expenses (income), net	(373)		(373)	(452)		(452)	101		101	58		58
Provision for (benefit from) income taxes	(2,048)		(2,048)	(2,432)		(2,432)	(6,443)		(6,443)	19,462		19,462
Adjusted EBITDA (1)	$11,115	$1,501	$12,616	$1,653	$1,734	$3,387	$(13,305)	$2,072	$(11,233)	$84,219	$2,449	$86,668
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(1)During the first quarter of 2021, we revised the calculation of segment profit (loss) and adjusted EBITDA by excluding amortization of capitalized software development costs to enhance comparability of our financial metrics with peer companies.
(2)Depreciation and amortization have been adjusted to include amortization of capitalized software development costs.